Filed pursuant to Rule 424(b)(3) filing
File Number 333-44991

                    Public Service Electric and Gas Company
                       First and Refunding Mortgage Bonds
                        Remarketable Series YY Due 2023
                            Mandatory Tendered 2008

             Supplement to Prospectus Supplement Dated May 7, 1998

     The following replaces the sixth paragraph on page S-3 in its entirety:

     "The New Bonds will bear interest from May 1, 1998, payable semiannually on May 1 and November 1 of each year, commencing November 1, 1998 (each, an "Interest Payment Date"), to the persons in whose name the New Bonds are registered on the tenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date"). Interest on the New Bonds will be computed on the basis of a 360-day year of twelve 30-day months. "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed."



                                                           PROSPECTUS SUPPLEMENT
                                            (TO PROSPECTUS DATED APRIL 21, 1998)

                                  $250,000,000
                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                       FIRST AND REFUNDING MORTGAGE BONDS
                        REMARKETABLE SERIES YY DUE 2023
                           MANDATORILY TENDERED 2008
                            ------------------------
     The annual interest rate on the First and Refunding Mortgage Bonds, Remarketable Series YY Due 2023, Mandatorily Tendered 2008 (the "New Bonds") of Public Service Electric and Gas Company (the "Company") to May 1, 2008 (the "Remarketing Date") is 6 3/8%. THE NEW BONDS ARE SUBJECT TO MANDATORY TENDER AND REPURCHASE OR REDEMPTION ON THE REMARKETING DATE. If Citicorp Securities, Inc., as Remarketing Dealer (the "Remarketing Dealer"), has elected to remarket the New Bonds as described herein, the New Bonds will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, except in the limited circumstances described herein, including optional redemption by the Company. See "Description of the New Bonds -- Tender of Bonds; Remarketing." If the Remarketing Dealer for any reason does not purchase all tendered New Bonds on the Remarketing Date or elects not to remarket the New Bonds, or in certain other limited circumstances described herein, the Company will be required to repurchase the New Bonds from the beneficial owners ("Beneficial Owners") thereof at 100% of the principal amount thereof. See "Description of the New Bonds -- Repurchase".
     Interest on the New Bonds is payable semiannually on May 1 and November 1 of each year, commencing November 1, 1998. At any time after the Remarketing Date, the New Bonds are subject to redemption by the Company prior to May 1, 2023 (the "Stated Maturity Date"), as a whole or in part, at its option at a redemption price calculated as described herein. See "Description of the New Bonds -- Redemption After Remarketing".
     Ownership of the New Bonds will be maintained in book-entry form by or through The Depository Trust Company ("DTC" or the "Depositary"). Interests in the New Bonds will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Beneficial Owners of the New Bonds will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the New Bonds will be made in immediately available funds. The secondary market trading activity in the New Bonds will therefore settle in immediately available funds. All payments of principal and interest on the New Bonds will be made by the Company in immediately available funds so long as the New Bonds are maintained in book-entry form. Beneficial interests in the New Bonds may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof.
                            ------------------------
Application has been made to list the New Bonds on the New York Stock Exchange.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY  REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                 PRICE TO                  UNDERWRITING                PROCEEDS TO
                                                PUBLIC (1)                 DISCOUNTS(2)            THE COMPANY(1)(3)(4)
                                        --------------------------  --------------------------  --------------------------
Per New Bond........................               100%                       0.25%                      102.90%
Total...............................           $250,000,000                  $625,000                  $257,250,000

(1) Plus accrued interest from May 1, 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933 (the "1933 Act"). See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $200,000.
(4) The proceeds to the Company include a premium paid by the Remarketing Dealer for the right to require the mandatory tender of all outstanding New Bonds. See "Underwriting."
     The New Bonds are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the New Bonds will be made through the book-entry facilities of DTC on or about May 14, 1998.
                            ------------------------
CITICORP SECURITIES, INC.                                        LEHMAN BROTHERS
             The date of this Prospectus Supplement is May 7, 1998.

     THE UNDERWRITER MAY ENGAGE IN TRANSACTIONS THAT MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE BONDS. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT TRANSACTIONS AND THE PURCHASE OF NEW BONDS TO COVER THE UNDERWRITER'S SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The Company's Annual Report on Form 10-K for the year ended December 31, 1997, heretofore filed pursuant to the Securities Exchange Act of 1934, as amended ("1934 Act"), is incorporated herein by reference.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the New Bonds shall be deemed to be incorporated by reference in this Prospectus Supplement and Prospectus and to be a part hereof and thereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for the purposes of this Prospectus Supplement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement and Prospectus.
     The Company hereby undertakes to provide without charge to each person, including any Beneficial Owner, to whom a copy of this Prospectus Supplement and Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus Supplement and Prospectus, other than exhibits to such documents not specifically incorporated by reference therein. Requests for such copies should be directed to the Director-Investor Relations, Public Service Electric and Gas Company, 80 Park Plaza, T6B, P.O. Box 570, Newark, New Jersey 07101 (telephone (973) 430-6503).
                                USE OF PROCEEDS
     The net proceeds from the sale of the New Bonds will be added to the general funds of the Company and used to pay a portion of its maturing short-term debt obligations incurred for general corporate purposes, including the refunding and redemption of certain higher cost and maturing debt obligations. As of May 7, 1998, short-term debt obligations are approximately $721 million.
                                COVERAGE RATIOS
     The Company's Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

                                              12 MONTHS
                                                ENDED
        YEARS ENDED DECEMBER 31,              MARCH 31,
----------------------------------------     ------------
1993     1994     1995     1996     1997         1998
----     ----     ----     ----     ----     ------------
3.30     3.35     3.25     2.83     2.81         2.94

     The ratio of Earnings to Fixed Charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which have been added fixed charges and taxes based on income of the Company and its subsidiaries. Fixed charges consist of interest charges and an interest factor in rentals.
                                      S-2

                          DESCRIPTION OF THE NEW BONDS
     The following information concerning the New Bonds should be read in conjunction with the statements under "Description of the New Bonds" in the accompanying Prospectus.
     The New Bonds are to be issued as a series of First and Refunding Mortgage Bonds under the Company's First and Refunding Mortgage (the "Mortgage"), dated as of August 1, 1924, between the Company and First Union National Bank (formerly known as Fidelity Union Trust Company), as trustee (the "Trustee"), as amended and supplemented, which is more fully described in the accompanying Prospectus. The following description of the terms of the New Bonds supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the New Bonds set forth in the accompanying Prospectus. The New Bonds will mature on May 1, 2023 (the "Stated Maturity Date").
     The New Bonds will be senior secured obligations of the Company and will be limited to $250,000,000 aggregate principal amount.
     The New Bonds will bear interest at the annual interest rate of 6 3/8% to May 1, 2008 (the "Remarketing Date"). If the Remarketing Dealer elects to remarket the New Bonds, except in the limited circumstances described herein,
(i) the New Bonds will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, on the terms and subject to the conditions described herein, and (ii) on and after the Remarketing Date, the New Bonds will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below (the "Interest Rate to Maturity"). See " -- Tender of New Bonds; Remarketing" below.
     Under the circumstances described below, the New Bonds are subject to redemption by the Company from the Remarketing Dealer on the Remarketing Date. See " -- Redemption" below. If the Remarketing Dealer for any reason does not purchase all tendered New Bonds on the Remarketing Date or elects not to remarket the New Bonds, or in certain other limited circumstances described herein, the Company will be required to repurchase the New Bonds from the Beneficial Owners thereof on the Remarketing Date at 100% of the principal amount thereof plus accrued and unpaid interest, if any. See " -- Repurchase" below.
     The New Bonds will bear interest from May 1, 1998, payable semiannually on May 1 and November 1 of each year, commencing November 1, 1998 (each, an "Interest Payment Date"), to the persons in whose name the New Bonds are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a "Record Date"). Interest on the New Bonds will be computed on the basis of a 360-day year of twelve 30-day months. "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed.
     Interest payable on any Interest Payment Date and on the Stated Maturity Date or date of earlier redemption or repurchase (the "Maturity Date") shall be the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including May 1, 1998, if no interest has been paid or duly provided for with respect to the New Bonds) to but excluding such Interest Payment Date or the Maturity Date, as the case may be. If any Interest Payment Date or the Maturity Date of New Bonds falls on a day that is not a Business Day, the payment shall be made on the next Business Day with the same force and effect as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to such next Business Day.
     The New Bonds will be issued in denominations of $1,000 and integral multiples thereof.
     At any time after the Remarketing Date, the New Bonds will be subject to redemption, in whole or in part, at the option of the Company, at a redemption price calculated as described herein. See " -- Redemption after Remarketing" below.
     In certain cases, the New Bonds will also be subject to mandatory redemption prior to maturity at any time on not less than 30 days notice by mail (provided there are no bonds that can be purchased or redeemed at a lower price and provided any such redemption is pro rata with all other bonds with the same redemption price) by the application of proceeds of released property or certain other money held by the Trustee upon payment of 100% of
                                      S-3
the principal amount thereof. See "Description of the New Bonds -- Release and Substitution of Property" in the accompanying Prospectus. There will be no sinking or improvement fund for the New Bonds.
TENDER OF NEW BONDS; REMARKETING
     The following description sets forth the terms and conditions of the remarketing of the New Bonds, in the event that the Remarketing Dealer elects to purchase the New Bonds and remarkets the New Bonds on the Remarketing Date.
     MANDATORY TENDER. Provided that the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not later than five Business Days prior to the Remarketing Date of its intention to purchase the New Bonds for remarketing (the "Notification Date"), each New Bond will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under " -- Repurchase" or " -- Redemption" below. The purchase price for the tendered New Bonds to be paid by the Remarketing Dealer will equal 100% of the principal amount thereof. See " -- Notification of Results; Settlement" below. When the New Bonds are tendered for remarketing, the Remarketing Dealer may remarket the New Bonds for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Remarketing Date, the New Bonds will bear interest at the Interest Rate to Maturity. If the Remarketing Dealer elects to remarket the New Bonds, the obligation of the Remarketing Dealer to purchase the New Bonds on the Remarketing Date is subject, among other things, to the conditions that, since the Notification Date, no material adverse change in the condition of the Company shall have occurred and that no Event of Default (as defined in the Mortgage), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the New Bonds shall have occurred and be continuing. If for any reason the Remarketing Dealer does not purchase all tendered New Bonds on the Remarketing Date, the Company will be required to repurchase the New Bonds from the Beneficial Owners thereof at a price equal to 100% of the principal amount thereof plus all accrued and unpaid interest, if any, on the New Bonds to the Remarketing Date. See " -- Repurchase" below.
     The Interest Rate to Maturity shall be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day immediately preceding the Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum and will be equal to the sum of 5.66% (the "Base Rate") plus the Applicable Spread (as defined below) which will be based on the Dollar Price (as defined below) of the New Bonds.
     The "Applicable Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the New Bonds at the Dollar Price, but assuming
(i) an issue date equal to the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the Stated Maturity Date of the New Bonds, and (iii) a stated annual interest rate, payable semiannually on each Interest Payment Date, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the New Bonds, the Company and the Trustee.
     "Dollar Price" means, with respect to the New Bonds, the present value determined by the Remarketing Dealer, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below).
     "Reference Corporate Dealers" means leading dealers of publicly traded debt securities of the Company in The City of New York (which may include the Remarketing Dealer or one of its affiliates) selected by the Remarketing Dealer and acceptable to the Company.
     "Treasury Rate" means, with respect to the Remarketing Date, the rate per annum equal to the semiannual equivalent yield to maturity for Comparable Treasury Issues (as defined below), assuming a price for the
                                      S-4

Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined below) for the Remarketing Date.
     "Comparable Treasury Issues" means the on-the-run 10-year United States Treasury security or securities.
     "Comparable Treasury Price" means, with respect to the Remarketing Date,
(a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500) or
(b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, (i) the average of the Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.
     "Reference Treasury Dealer" means any primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), selected by the Remarketing Dealer and acceptable to the Company.
     "Remaining Scheduled Payments" means, with respect to the New Bonds, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date, as determined by the Remarketing Dealer.
     NOTIFICATION OF RESULTS; SETTLEMENT. Provided the Remarketing Dealer has previously notified the Company and the Trustee on the Notification Date of its intention to purchase all tendered New Bonds on the Remarketing Date, the Remarketing Dealer will notify the Company, the Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity.
     All of the tendered New Bonds will be automatically delivered to the account of the Trustee, by book-entry through DTC pending payment of the purchase price therefor, on the Remarketing Date.
     In the event that the Remarketing Dealer purchases the tendered New Bonds on the Remarketing Date, the Remarketing Dealer will make or cause the Trustee to make payment to the DTC Participant of each tendering Beneficial Owner of New Bonds, by book entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered New Bonds, of 100% of the principal amount of the tendered New Bonds that have been purchased for remarketing by the Remarketing Dealer. If the Remarketing Dealer does not purchase all of the New Bonds on the Remarketing Date, it will be the obligation of the Company to make or cause to be made such payment for the New Bonds, as described below under " -- Repurchase." In any case, the Company will make or cause the Trustee to make payment of interest to each Beneficial Owner of New Bonds due on the Remarketing Date by book entry through DTC by the close of business on the Remarketing Date.
     The transactions described above will be executed on the Remarketing Date through DTC in accordance with the procedures of DTC and the accounts of the respective DTC Participants will be debited and credited and the New Bonds delivered by book entry as necessary to effect the purchases and sales thereof.
     Transactions involving the sale and purchase of New Bonds remarketed by the Remarketing Dealer on and after the Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System.
     The tender and settlement procedures described above, including provisions for payment by purchasers of New Bonds in the remarketing or for payment to selling Beneficial Owners of tendered New Bonds, may be modified to the extent required by DTC or to the extent required to facilitate the tender and remarketing of New Bonds in certificated form, if the book-entry system is no longer available for the New Bonds at the time of the remarketing. In addition, the Remarketing Dealer may modify the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.
                                      S-5

     As long as DTC's nominee holds the certificates representing any New Bonds in the book-entry system of DTC, no certificates for such New Bonds will be delivered by any selling Beneficial Owner to reflect any transfer of such New Bonds effected in the remarketing. In addition, under the terms of the New Bonds and the Remarketing Agreement (described below), the Company has agreed that, notwithstanding any provision to the contrary set forth in the Mortgage, (i) it will use its best efforts to maintain the New Bonds in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the New Bonds in book-entry form.
     For further information with respect to transfers and settlement through DTC, see " -- Book Entry" below.
BOOK-ENTRY
     The Company has established a depositary arrangement with the Depositary with respect to the New Bonds, the terms of which are summarized below.
     Upon issuance, all New Bonds, up to $200,000,000 aggregate principal amount, will be represented by a single New Bond. Each New Bond will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No New Bond may be transferred except as a whole by a nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.
     So long as the Depositary or its nominee is the registered owner of a New Bond, the Depositary or its nominee, as the case may be, will be the sole holder of the New Bonds represented thereby. Except as otherwise provided below, the Beneficial Owners of the New Bonds will not be entitled to receive physical delivery of certificated New Bonds and will not be considered the holders thereof, and no New Bond shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a participant of the Depositary (a "Participant"), on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a holder under a New Bond or the Mortgage. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. Such laws impair the ability to transfer beneficial interests in the New Bonds.
     Each New Bond will be exchangeable for a certificated New Bond of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the New Bonds or the Company becomes aware that the Depositary has ceased to be a clearing agency registered under the 1934 Act and a successor to the Depositary shall not have been appointed by the Company within 60 days thereafter. Upon any such exchange, the New Bonds shall be registered in the names of the Beneficial Owners, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.
     The following is based on information furnished by the Depositary:
          The Depositary will act as securities depository for the New Bonds which will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered New Bond will be issued for $200,000,000 and an additional New Bond will be issued for $50,000,000.
          The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Remarketing Dealer), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities
                                      S-6
     brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.
        Purchases of New Bonds under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such New Bonds on the Depositary's records. The ownership interest of each actual purchaser of each New Bond ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmations from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interest in the New Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a New Bond will not receive certificates for their ownership interest therein, except in the event that use of the book-entry system for the New Bonds is discontinued.
          To facilitate subsequent transfers, the New Bonds will be registered in the name of the Depositary's nominee, Cede & Co. The deposit of the New Bonds with, or on behalf of the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the New Bonds; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.
          Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
          Neither the Depositary nor Cede & Co. will consent or vote with respect to the New Bonds. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after any applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Bonds are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).
          Principal, premium, if any, and/or interest, if any, payments on the New Bonds will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of the Company and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.
          If applicable, redemption notices shall be sent to Cede & Co. If less than all of the New Bonds are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
          The Depositary may discontinue providing its services as securities depository with respect to the New Bonds at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated New Bonds will be printed and delivered.
                                      S-7

     The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. THE REMARKETING DEALER
     The Company and the Remarketing Dealer are entering into a Remarketing Agreement, the general terms and provisions of which are summarized below.
     The Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company in connection with the remarketing.
     The Company will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the 1933 Act, arising out of or in connection with its duties under the Remarketing Agreement.
     In the event that the Remarketing Dealer elects to remarket the New Bonds as described herein, the obligation of the Remarketing Dealer to purchase New Bonds from tendering Beneficial Owners of New Bonds will be subject to several conditions precedent set forth in the Remarketing Agreement, including the conditions that, since the Notification Date, no material adverse change in the condition of the Company shall have occurred and that no Event of Default (as defined in the Mortgage), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the New Bonds shall have occurred and be continuing. In addition, the Remarketing Agreement will provide for the termination thereof, or redetermination of the Interest Rate to Maturity, by the Remarketing Dealer on or before the Remarketing Date, upon the occurrence of certain events as set forth in the Remarketing Agreement.
     No Holder or Beneficial Owner of any New Bonds shall have any rights or claims under the Remarketing Agreement or against the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such New Bonds.
     The Remarketing Agreement will also provide that the Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective 10 days after the delivery to the Company and the Trustee of notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Dealer.
     The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the New Bonds. The Remarketing Dealer may exercise any vote or join as a Holder or Beneficial Owner, as the case may be, in any action which any Holder or Beneficial Owner of New Bonds may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agreement.
REPURCHASE
     In the event that (i) the Remarketing Dealer for any reason does not notify the Company of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, or (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (iii) since the Notification Date, the Remarketing Dealer terminates the Remarketing Agreement due to the occurrence of a material adverse change in the condition of the Company or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the New Bonds, or any other event constituting a termination event under the Remarketing Agreement, or (iv) the Remarketing Dealer elects not to purchase the New Bonds for remarketing on the Remarketing Date, or (v) the Remarketing Dealer for any reason does not purchase all tendered New Bonds on the Remarketing Date, the Company will repurchase the New Bonds as a whole on the Remarketing Date at a price equal to 100% of the principal amount of the New Bonds plus all accrued and unpaid interest, if any, on the New Bonds to the Remarketing Date. In any such case, payment will be made by the Company through the Trustee to the DTC Participant of each tendering Beneficial Owner of New Bonds, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered New Bonds.
                                      S-8

REDEMPTION
     If the Remarketing Dealer elects to remarket the New Bonds on the Remarketing Date, the New Bonds will be subject to mandatory tender to the Remarketing Dealer for remarketing on such date, in each case subject to the conditions described above under " -- Tender of New Bonds; Remarketing" and " -- Repurchase" and to the Company's right to redeem the New Bonds from the Remarketing Dealer as described in the next sentence. After having been notified of such an election, the Company will have the opportunity to notify the Remarketing Dealer and the Trustee, not later than the Business Day immediately preceding the Determination Date, if the Company irrevocably elects to exercise its right to redeem the New Bonds, in whole but not in part, from the Beneficial Owner on the Remarketing Date at which time the Company will, among other things, be obligated to pay the Optional Redemption Price, plus accrued and unpaid interest to the date of redemption, to the Trustee for payment to each Beneficial Owner.
     The "Optional Redemption Price" shall be 100% of the principal amount of the New Bonds.
TERMINATION AND REDETERMINATION OF INTEREST RATE
     In lieu of terminating the Remarketing Agreement pursuant to a termination event thereunder, the Remarketing Dealer, in its sole discretion at any time between the Determination Date and 3:30 p.m., New York City time, on the Business Day immediately preceding the Remarketing Date, may elect to purchase the Bonds for remarketing and determine a new Interest Rate to Maturity in the manner provided above under " -- Mandatory Tender", except that for purposes of determining the new Interest Rate to Maturity pursuant to this paragraph, the Determination Date shall be the date of such election and redetermination. The Remarketing Dealer shall notify the Company, the Trustee and DTC by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the date of such election, of the new Interest Rate to Maturity applicable to the Bonds. Thereupon, such new Interest Rate to Maturity shall supersede and replace any Interest Rate to Maturity previously determined by the Remarketing Dealer and, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the Bonds on or after the Remarketing Date, the Company and the Trustee; provided, however, that the Remarketing Dealer, by redetermining the Interest Rate to Maturity upon the occurrence of a termination event shall not thereby be deemed to have waived its right to determine a new Interest Rate to Maturity or terminate the Agreement upon the occurrence of any other termination event. REDEMPTION AFTER REMARKETING
     The New Bonds are subject to redemption at any time after the Remarketing Date as a whole or in part, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the New Bonds to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Make-Whole Treasury Rate plus 12.5 basis points, plus accrued interest thereon to the date of redemption.
     "Make-Whole Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Make-Whole Comparable Treasury Issue, assuming a price for the Make-Whole Comparable Treasury Issue (expressed as percentage of its principal amount) equal to the Make-Whole Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding such redemption date.
     "Make-Whole Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the New Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such New Bonds.
     "Make-Whole Independent Investment Banker" means one of the Make-Whole Reference Treasury Dealers appointed by the Company and acceptable to the Trustee.
                                      S-9

     "Make-Whole Comparable Treasury Price" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity comparable to the remaining term of the Bonds of this series to be redeemed or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the Trustee shall seek at least five Make-Whole Reference Treasury Dealer Quotations and the Make-Whole Comparable Treasury Price will be (A) the average of the Make-Whole Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Make-Whole Reference Treasury Dealer Quotations, or (B) if the Trustee is unable to obtain five such Make-Whole Reference Treasury Dealer Quotations, the average of all such Make-Whole Reference Treasury Dealer Quotations so obtained.
     "Make-Whole Reference Treasury Dealer Quotations" means, with respect to each Make-Whole Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Make-Whole Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Make-Whole Treasury Reference Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
     Make-Whole Reference Treasury Dealer" means a primary U.S. Government Securities Dealer in New York City selected by the Company and acceptable to the Trustee.
            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the New Bonds is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with New Bonds held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding New Bonds as a hedge against currency risk or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. PERSONS CONSIDERING THE PURCHASE OF THE NEW BONDS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NEW BONDS ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.
     As used herein, the term "U.S. Holder" means a Beneficial Owner of a New Bond that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or (iii) an estate whose income is subject to United States Federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a New Bond is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a Beneficial Owner of a New Bond that is not a U.S. Holder.
     The United States Federal income tax treatment of debt obligations such as the New Bonds is not entirely certain. Because the New Bonds are subject to mandatory tender on the Remarketing Date, the Company intends to treat the New Bonds as maturing on the Remarketing Date for United States Federal income tax purposes. By purchasing the New Bonds, the U.S. Holder agrees to follow such treatment for United States Federal income tax purposes. Based on such treatment, interest on the New Bonds will constitute "qualified stated interest" and generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. Holder's regular method of tax accounting). Under the foregoing, if the
                                      S-10

New Bonds are issued to the Holder at par value or alternatively, the excess of the par value over the issue price does not exceed the statutory DE MINIMIS AMOUNT (generally 1/4 of 1% of the bonds' stated redemption price at the Remarketing Date multiplied by the number of complete years to the Remarketing Date from its issue date), the New Bonds will not be treated as having original issue discount.
     If the New Bonds are issued at a discount greater than the statutory de minimis amount, a Holder must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the Holder's regular method of accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a New Bond would be the sum of the daily portions of original issue discount with respect to such New Bonds for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such New Bonds. The "daily portion" of original issue discount on any New Bonds is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the New Bonds, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the New Bonds' adjusted issue price at the beginning of such accrual period and its yield to maturity (appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a New Bond at the beginning of any accrual period is the sum of the issue price of the New Bonds plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the New Bonds that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.
     Under the foregoing treatment, upon the sale, exchange or retirement of a New Bond, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the New Bonds. A U.S. Holder's adjusted tax basis in a New Bond generally will equal such U.S. Holder's initial investment in the New Bonds increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such New Bonds. Such gain or loss will generally be long-term capital gain or loss if the New Bonds were held for more than one year.
     The Taxpayer Relief Act of 1997 (the "Act") reduces the maximum rates on long-term capital gains recognized on capital assets held by individual taxpayers for more than eighteen months as of the date of disposition (and would further reduce the maximum rates on such gains in the year 2001 and thereafter for certain individual taxpayers who meet specified conditions). The capital gains rate for capital assets held by individual taxpayers for more than twelve months but less than eighteen months was not changed by the Act ("mid-term rate"). The Act does not change the capital gain rates for corporations. Prospective investors should consult their own tax advisors concerning these tax law changes.
     There can be no assurance that the Internal Revenue Service ("IRS") will agree with the Company's treatment of the New Bonds and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the New Bonds as maturing on the Stated Maturity Date.
     In the event the New Bonds were treated as maturing on the Stated Maturity Date for United States Federal income tax purposes, because the Interest Rate to Maturity will not be determined until the Determination Date, the New Bonds would be treated as having contingent interest under the Internal Revenue Code of 1986, as amended (the "Code"). In such event, under Treasury Regulations governing debt instruments that provide for contingent payments (the "Contingent Payment Regulations"), the Company would be required to construct a projected payment schedule for the New Bonds, based upon the Company's current borrowing costs for comparable debt instruments of the Company, from which an estimated yield on the New Bonds would be calculated. A U.S. Holder would be required to include in income original issue discount in an amount equal to the product of the adjusted issue price of the New Bonds at the beginning of each interest accrual period and the
                                      S-11
estimated yield of the New Bonds. In general, for these purposes, a New Bond adjusted issue price would equal the New Bond issue price increased by the interest previously accrued on the New Bond, and reduced by all payments made on the New Bond. As a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.
     In addition, the character of any gain or loss, upon the sale or exchange of a New Bond (including a sale pursuant to the mandatory tender on the Remarketing Date) by a U.S. Holder, will likely differ if the New Bonds were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss.
NON-U.S. HOLDERS
     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a New Bond, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the Beneficial Owner of the New Bonds under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the Beneficial Owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the Beneficial Owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a New Bond is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the Beneficial Owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.
     Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes gain upon retirement or disposition of a New Bond, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.
     The New Bonds will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the New Bonds would have been effectively connected with the conduct by such individual of a trade or business in the United States.
BACKUP WITHHOLDING
     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the New Bonds to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the New Bonds to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.
     In addition, upon the sale of a New Bond to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or
(ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the
                                      S-12
registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.
     Any amounts withheld under the backup withholding rules from a payment to a Beneficial Owner would be allowed as a refund or a credit against such Beneficial Owner's United States Federal income tax provided the required information is furnished to the IRS.
NEW WITHHOLDING REGULATIONS
     On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.
                              ERISA CONSIDERATIONS
     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). Moreover, based on the reasoning of the United States Supreme Court in JOHN HANCOCK LIFE INS. V. HARRIS TRUST AND SAV. BANK, 114 S. Ct. 517 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.
     The Company and the Remarketing Dealer, because of their activities or the activities of their respective affiliates, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the New Bonds are acquired by a Plan with respect to which the Company or the Remarketing Dealer is, or subsequently becomes, a Party-in-Interest or Disqualified Person, the purchase, holding or sale of New Bonds to the Remarketing Dealer could be deemed to be a direct or indirect violation of the Prohibited Transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory or administrative exemptions such as Prohibited Transaction Class Exemption ("PTCE") 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons; PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties-in-Interest or Disqualified Persons; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager"; PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties-in-Interest or Disqualified Persons; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager". Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions will not necessarily cover all acts that might be construed as prohibited transactions.
     Accordingly, prior to making an investment in the New Bonds, a Plan should determine whether the Company or the Remarketing Dealer is or may subsequently become a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether the purchase, holding or sale of such New Bonds to the Remarketing Dealer is subject to one or more statutory or administrative exemptions, including those described above.
     Prior to making an investment in the New Bonds, Plans should consult with their legal advisers concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment on behalf of the Plan; whether the investment constitutes a direct or indirect transaction with a Party-in-Interest or a Disqualified Person; and whether, under the general fiduciary standards of investment procedure and diversification, an investment in the New Bonds is
                                      S-13
appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.
                                  UNDERWRITING
     Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement"), between the Company and the several Underwriters named below (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase from the Company, the following respective principal amounts of the New Bonds at a price equal to 99.75% of the principal amount thereof:

                                                                                                     PRINCIPAL AMOUNT
           UNDERWRITER                                                                                 OF NEW BONDS
           -------------                                                                             ----------------
Citicorp Securities, Inc..........................................................................     $125,000,000
Lehman Brothers Inc...............................................................................      125,000,000
                                                                                                     ----------------
          Total...................................................................................     $250,000,000
                                                                                                     ================


     In the Purchase Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the New Bonds offered hereby if any New Bonds are purchased. The Underwriters have advised the Company that the Underwriters propose to offer the New Bonds from time to time for sale in negotiated transactions or otherwise, at prices relating to prevailing market prices determined at the time of sale. The Underwriters may effect such transactions by selling New Bonds to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriters and any purchasers of New Bonds for whom they may act as agent. The Underwriters and any dealers that participate with the Underwriters in the distribution of the New Bonds may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of New Bonds by them may be deemed to be underwriting compensation.
     The New Bonds are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the New Bonds, but they are not obligated to do so and may discontinue market making at any time without notice. Application has been made to list the New Bonds on the New York Stock Exchange. No assurance can be given as to the liquidity of any trading market for the New Bonds.
     The Underwriters are permitted to engage in certain transactions that maintain or otherwise affect the price of the New Bonds. Such transactions may include over-allotment transactions and purchases to cover short positions created by the Underwriters in connection with the offering. If the Underwriters create a short position in the New Bonds in connection with the offering, i.e., if they sell New Bonds in an aggregate principal amount exceeding that set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing New Bonds in the open market.
     In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.
     Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the New Bonds. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
     In the ordinary course of business, the Underwriters and their affiliates (including Citicorp, N.A., an affiliate of Citicorp Securities, Inc.) have engaged, and may in the future engage, in investment and commercial banking transactions with the Company and certain of its affiliates.
     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the 1933 Act, or to make contribution to certain payments in respect thereof.
                                      S-14

PROSPECTUS
                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                       FIRST AND REFUNDING MORTGAGE BONDS
                            ------------------------
     This Prospectus is to be used by Public Service Electric and Gas Company (the "Company") in connection with its sale from time to time in one or more series of not more than $500,000,000 principal amount of its First and Refunding Mortgage Bonds ("New Bonds"). The Company may sell the First and Refunding Mortgage Bonds directly, through agents, underwriters or dealers as designated from time to time, through competitive bidding procedures or through a combination of such methods. If competitive bidding procedures are used, the First and Refunding Mortgage Bonds will be offered for sale pursuant to the competitive bidding procedures set forth in the Company's Statement of Terms and Conditions Relating to Bids for such First and Refunding Mortgage Bonds, copies of which are available from the Company.
     Pursuant to said Terms and Conditions, at least 24 hours prior to the time designated for the opening of bids for each series of New Bonds by the Company, the Company will notify prospective bidders or, in the case of a group of bidders, the representative of the group, in writing of (1) the date and time for the receipt of bids, (2) whether bids will be received in writing, by telephone confirmed in writing, or either in writing or by telephone confirmed in writing, (3) the principal amount of such New Bonds, (4) the series designation of such New Bonds, (5) the minimum and maximum percentages of principal amount which may be specified in the bid as the purchase price for the New Bonds, (6) the term of such New Bonds, which shall not be less than one year nor more than 40 years, (7) the terms and conditions upon which such New Bonds may be redeemed, either at the option of the Company, pursuant to any sinking or improvement fund for the New Bonds, or otherwise, and (8) such other provisions as may be necessary or desirable to establish the terms and conditions of such New Bonds and the terms of bidding therefor. Thereafter, the Company may also notify such bidders or representative, orally, confirmed in writing, not less than 30 minutes prior to the time designated for receiving bids, of any reduced principal amount of New Bonds for which the Company may elect to receive bids.
     If any such agents, underwriters or dealers are involved in the sale of the First and Refunding Mortgage Bonds in respect of which this Prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable agent's commission, underwriter's discount or dealer's purchase price and the net proceeds to the Company from such sale will be set forth in, or may be calculated on the basis set forth in, an accompanying Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for any such agents, underwriters and dealers.
     The specific designation, aggregate principal amount, purchase price, maturity date, times of payment of interest, and redemption or other particular terms of each series of New Bonds will be set forth in an accompanying Prospectus Supplement.
                            ------------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
            COMMISSION OR ANY STATE SECURITIES COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
                 THE DATE OF THIS PROSPECTUS IS APRIL 21, 1998.

                             AVAILABLE INFORMATION
     Public Service Electric and Gas Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. and at its regional offices at 500 West Madison Street, Chicago, Illinois and Seven World Trade Center, New York, New York. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). Such material can also be inspected at the New York Stock Exchange, Inc. where certain of the Company's securities are listed.
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents heretofore filed by the Company with the Commission are incorporated herein by reference:
          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed pursuant to the 1934 Act.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering of the New Bonds shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically incorporated by reference herein. Requests for such copies should be directed to the Director -- Investor Relations, Public Service Electric and Gas Company, 80 Park Plaza, T6B, P. O. Box 570, Newark, New Jersey 07101, telephone (973) 430-6503.
                                       2

                                  THE COMPANY
     The Company is an operating public utility company, providing electric and gas service in areas of New Jersey in which about 70% of its population resides. The Company is the principal subsidiary of Public Service Enterprise Group Incorporated ("Enterprise"), which owns all of the Company's common stock.
     The Company's service area is a corridor of approximately 2,600 square miles running diagonally across the State of New Jersey from Bergen County in the northeast to an area below the City of Camden in the southwest. The territory is heavily populated and includes New Jersey's six largest cities and many residential communities as well as commercial and industrial areas. The Company's executive offices are located at 80 Park Plaza, P. O. Box 570, Newark, New Jersey 07101-0570, telephone (973) 430-7000.
                                USE OF PROCEEDS
     The net proceeds from the sale of the New Bonds will be added to the general funds of the Company and will be used for general corporate purposes, including the refunding and redemption of certain of its higher cost and maturing debt obligations, the reimbursement of its treasury for funds expended therefor and/or the payment of its short-term obligations incurred for such purposes.
                                COVERAGE RATIOS
     The Company's Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

                                              12 MONTHS
                                                ENDED
        YEARS ENDED DECEMBER 31,             DECEMBER 31,
----------------------------------------     ------------
1993     1994     1995     1996     1997         1997
----     ----     ----     ----     ----     ------------
3.30     3.35     3.25     2.83     2.81         2.81

     The Ratio of Earnings to Fixed Charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income, to which have been added fixed charges and taxes based on income of the Company and its subsidiaries. Fixed charges consist of interest charges and an interest factor in rentals.
                          DESCRIPTION OF THE NEW BONDS
     The New Bonds are to be issued under and secured by the indenture (the "First and Refunding Mortgage") dated August 1, 1924, between the Company and First Union National Bank (formerly Fidelity Union Trust Company), as Trustee (the "Trustee"), as amended and supplemented by the ninety-seven supplemental indentures now in effect and by the proposed supplemental indentures to be dated the first day of the month in which each series of the New Bonds are issued (the "New Supplements") providing for the New Bonds, which indenture and supplemental indentures are hereinafter collectively called the "Mortgage" and are filed as Exhibits 4a(1) through 4a(99) to the Registration Statement. The following statement includes brief summaries of certain provisions of the Mortgage. For a complete statement of such provisions reference is made to the above-mentioned Exhibits, and to the particular Articles and Sections of the First and Refunding Mortgage and of certain supplements. Bonds issued or issuable under the Mortgage are hereinafter sometimes called "Bonds". A copy of the Mortgage including a proposed New Supplement may be inspected at the office of the Trustee at 765 Broad Street, Newark, New Jersey or at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C.
     The New Bonds will be issuable only in fully registered form in denominations of $1,000 and any multiple thereof. The New Bonds will be transferable, and the several denominations thereof will be exchangeable for New Bonds of other authorized denominations, upon compliance with the applicable provisions of the Mortgage. No service charge will be made for any such transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.
     The Mortgage does not contain any covenant or other provision that specifically is intended to afford holders of the New Bonds special protection in the event of a highly leveraged transaction.
                                       3

INTEREST, MATURITY AND PAYMENT
     See the accompanying Prospectus Supplement.
REDEMPTION
     See the accompanying Prospectus Supplement.
LIEN AND SECURITY
     The New Bonds will be secured by the lien of the Mortgage equally and proportionately with all other Bonds. The Mortgage is a first lien on all the property and franchises of the Company now owned or hereafter acquired (except cash, accounts and bills receivable, merchandise bought, sold or manufactured for sale in the ordinary course of business, stocks, bonds or other corporate obligations or securities, other than those now or hereafter specifically pledged thereunder, not acquired with the proceeds of Bonds) (the effectiveness of the after-acquired property clause being subject to certain possible exceptions under New Jersey law which are not regarded by the Company as of practical importance), subject only (i) to liens for taxes, assessments and governmental charges and other liens, encumbrances, and rights, none of which liens, encumbrances or rights, in the opinion of the Company, materially affects the use of the mortgaged property or the value thereof as security for the Bonds, (ii) to the lien of the Trustee for compensation, expenses and indemnity to which it may be entitled under the Mortgage, and (iii) as to after-acquired property, to encumbrances, if any, existing thereon at the time of acquisition.
     Under New Jersey law, the State of New Jersey owns in fee simple for the benefit of the public schools all lands now or formerly flowed by the tide up to the mean high-water line, unless it has made a valid conveyance of its interest in such property. In 1981, because of uncertainties raised as to possible claims of State ownership, the New Jersey Constitution was amended to provide that lands formerly tidal-flowed, but which were not then tidal-flowed at any time for a period of forty years, were not subject to State claims unless the State specifically defined and asserted a claim within the one year period ending November 2, 1982. As a result, the State published maps of the eastern (Atlantic) coast of New Jersey depicting claims to portions of many properties, including certain properties owned by the Company. The Company believes it has good title to such properties and will vigorously defend its title, or will obtain such grants from the State as may ultimately be required. The cost to acquire any such grants may be covered by title insurance policies. Assuming that all of such State claims were determined adversely to the Company, they would relate to land, which, together with the improvements thereon, would amount to less than 1% of net utility plant. No maps depicting State claims to property owned by the Company on the western (Delaware River) side of New Jersey were published within the one year period mandated by the Constitutional Amendment. Nevertheless, the Company believes it has obtained all necessary grants from the State for its improved properties along the Delaware River.
     The after-acquired property clause may not be effective as to property acquired subsequent to the filing of a petition with respect to the Company under the Federal Bankruptcy Code.
     The property of the Company subject to the lien of the Mortgage consists principally of its electric generating facilities, transmission lines, distribution lines, switching stations and substations, and its gas production plants and gas distribution facilities, and includes the Company's undivided interests as a tenant in common without right of partition in jointly-owned electric generating and gas production facilities and electric transmission lines.
ISSUANCE OF ADDITIONAL BONDS
     Additional Bonds may be authenticated and delivered in a principal amount not exceeding 60% of the cost or fair value to the Company (whichever is less) of additions or permanent improvements to the mortgaged property within 250 miles of Newark, New Jersey, after deducting the cost of property permanently abandoned and the difference between the cost and the net amount realized on the sale of property sold at a price to net less than half of its cost; but only if the net earnings of the Company (before income taxes, amortization of debt discount and expense, and fixed charges), for twelve consecutive months within the fifteen months preceding the application for the authentication of such additional Bonds, shall have been at least twice the fixed charges of the Company, including interest on the Bonds applied for. As of July 1, 1997, additions or improvements against which Bonds may be authenticated amounted to $5.505 billion. No additional Bonds may be authenticated and
                                       4
delivered on the basis of the Company's 22.84% undivided interest in the Keystone Generating Station and 22.5% undivided interest in the Conemaugh Generating Station (both in western Pennsylvania) because such stations are not within 250 miles of Newark, New Jersey. The principal amount of additional Bonds which may be issued on account of the acquisition of property subject to prior liens is that amount which might be issued if there were no such liens, less the principal amount of obligations secured by such liens and not then deposited with the Trustee.
     Additional Bonds may also be authenticated and delivered under the Mortgage from time to time, in a principal amount equal to the principal amount of Bonds (excluding Bonds retired through a sinking fund or by the application of the proceeds of released property) or certain prior debt bonds purchased, paid, refunded, or retired by the Company and deposited with the Trustee, upon such deposit.
     Additional Bonds may also be issued (a) in a principal amount not exceeding the amount of cash deposited by the Company with the Trustee, to be subsequently withdrawn on account of additions or improvements or as otherwise permitted by the Mortgage, upon compliance with the conditions which, at the time of withdrawal, would authorize the authentication of Bonds in an amount equal to the cash withdrawn, or (b) in a principal amount not exceeding the principal amount of matured or maturing Bonds or prior debt bonds, to provide for the payment or purchase thereof, within 12 months before maturity (including a maturity resulting from a call for redemption) or at or after maturity, provided that cash equal to the principal amount of the Bonds so issued is simultaneously deposited with the Trustee in exchange therefor.
     The New Bonds will be issued under the above provisions.
MAINTENANCE AND DEPRECIATION PROVISIONS
     The Company must maintain the useful physical property subject to the Mortgage in good and businesslike working order and condition and make all needful and proper repairs, replacements, and improvements thereto. It must also maintain a reserve for renewals and replacements, reasonable according to the current standard practice of gas and electric utility companies or as approved or fixed by the Board of Public Utilities of the State of New Jersey.
     The New Supplements will contain no maintenance provisions with respect to the New Bonds.
DIVIDEND RESTRICTIONS
     So long as there remain outstanding any of the New Bonds or any of the Bonds of any series now outstanding (other than the Bonds of the 5% Series due 2037 and the 8% Series due 2037), the Company may not pay any dividend on its common stock other than dividends payable in such stock, or make any other distribution thereon or purchase or otherwise acquire for value any such stock if such action would reduce its earned surplus below $10,000,000 less all amounts on the books of the Company on December 31, 1948, which shall have been thereafter required to be removed therefrom by charges to earned surplus pursuant to any order or rule of any regulatory body thereafter entered. AMENDMENT OF MORTGAGE
     The Mortgage may be modified by the Company and the Trustee with the consent of the holders of 85% in principal amount of the Bonds then outstanding (as defined in the Mortgage for such purposes), including, if the modification affects less than all series of Bonds outstanding, the holders of 85% in principal amount of the outstanding Bonds of each series affected. No such change, however, may alter the interest rate, redemption price or date, maturity date, or amount payable at maturity of any outstanding Bond or conflict with the Trust Indenture Act of 1939 as then in effect.
RELEASE AND SUBSTITUTION OF PROPERTY
     Cash proceeds of released property held by the Trustee (i) may be paid to the Company to reimburse it for the full cost or fair value, whichever be less, of additions or improvements permitted under the Mortgage to be used as the basis for the issuance of additional Bonds, without any net earnings requirement; (ii) may be paid to the Company in an amount equal to the principal amount of Bonds or certain prior debt bonds purchased, paid, refunded, or retired by the Company and deposited with the Trustee; (iii) may be invested in obligations of the
                                       5

United States; or (iv) may be utilized by the Trustee for the purchase or redemption of Bonds at the lowest prices obtainable. The Trustee must release pledged prior debt bonds of any issue if all prior debt bonds of such issue have been pledged and there is no lien on any of the mortgaged property senior to the lien of the Mortgage but junior to the lien of the prior debt bonds to be released. The Trustee must release franchises surrendered and structures removed or abandoned by the Company pursuant to a legal requirement or an agreement with a state or political subdivision thereof.
     Certain additional provisions as to the release of property are referred to above under Issuance of Additional Bonds and Maintenance and Depreciation Provisions.
DEFAULTS
     The following constitute events of default under the Mortgage: (i) default in the payment of the principal of any Bonds or prior debt bonds; (ii) default, continued for three months, in the payment of interest on any Bonds or in the payment of any installment of any sinking fund provided for any series of Bonds;
(iii) default, continued for three months after written notice to the Company from the Trustee or the holders of 5% in principal amount of the outstanding Bonds, in the observance or performance of any other covenant or condition in the Mortgage; and (iv) the adjudication of the Company as a bankrupt, the appointment of a receiver for the Company or its property or the approval of a petition for the reorganization of the Company under the Federal Bankruptcy Code, if no appeal from such action is taken within 30 days, or on the same becoming final. The Mortgage does not require the Company to furnish to the Trustee any periodic evidence as to the absence of default or as to compliance with the terms of the Mortgage.
     The holders of 25% in principal amount of the Bonds then outstanding (or a majority in principal amount of the Bonds of any series in default, if default occurs in payments due with respect to Bonds of less than all series) may require the Trustee to take all steps needful for the protection and enforcement of the rights of the Trustee and of the holders of Bonds. The holders of 76% in principal amount of the Bonds then outstanding have the right to direct and control the action of the Trustee in any judicial or other proceedings to enforce the Mortgage.
     If a default in the payment of principal interest or sinking fund installment affects exclusively the Bonds of one or more series, the holders of a majority of the outstanding Bonds of the series so affected may require the Trustee to accelerate the maturity of such Bonds and also may require the Trustee to take other action for the protection of such bondholders.
CERTIFICATE OF COMPLIANCE
     Pursuant to the provisions of the Trust Indenture Act of 1939, as amended, the Company is required to certify to the Trustee, not less than annually, the Company's compliance with all conditions and covenants under the Mortgage. CONCERNING THE TRUSTEE
     First Union National Bank, Trustee, is a paying agent under the Mortgage and a trustee under other indentures of the Company. The Company also maintains other normal banking relationships with First Union National Bank.
                              PLAN OF DISTRIBUTION
     The Company may sell any series of the New Bonds to or through underwriters, dealers, or agents or directly to one or more other purchasers.
     If competitive bidding procedures are used for a particular series of New Bonds, the Company will sell each series of the New Bonds through the competitive bidding procedures set forth in the Company's Terms and Conditions Relating to Bids for the New Bonds (the "Terms and Conditions") filed as Exhibit 1a to the Registration Statement. Notice of the bidding for the New Bonds will be provided, in accordance with the Terms and Conditions, to prospective bidders or, in the case of a group of bidders, to the representative of the group, who have notified the Company that they intend to submit a bid and wish to be provided notice of the time and date of bidding. Upon the acceptance of a bid for each series of the New Bonds, a Purchase Agreement, substantially in
                                       6
the form of Exhibit 1b to the Registration Statement, will become effective providing for the issuance and sale of such New Bonds pursuant to a firm commitment underwriting on the terms set forth therein.
     The purchase price of each series of the New Bonds and the proceeds to the Company from such sale and the terms of any re-offering of such New Bonds, including the name or names of any underwriters, any underwriting discounts and other terms constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers will be set forth in an accompanying Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
     Unless otherwise set forth in the Prospectus Supplement relating to a particular series or issue of New Bonds, the obligations of the underwriters to purchase such New Bonds will be subject to certain conditions precedent and each of the underwriters with respect to such New Bonds will be obligated to purchase all of the New Bonds of such series or issue allocated to it if any such New Bonds are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
     The New Bonds may be offered and sold by the Company directly or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the New Bonds in respect of which this Prospectus is delivered will be named in, and any commissions payable by the Company to such agent will be set forth in, the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, each such agent will be acting on a firm commitment underwriting basis for the period of its appointment.
     Any underwriters, dealers or agents participating in the distribution of the New Bonds may be deemed to be underwriters, and any discounts or commissions received by them on the sale or resale of New Bonds may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "1933 Act"). Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the 1933 Act.
                                 LEGAL OPINIONS
     The legality of the New Bonds will be passed on for the Company by James T. Foran, Esq., General Corporate Counsel, or R. Edwin Selover, Esq., Senior Vice President and General Counsel, of the Company, who may rely on the opinion of Ballard Spahr Andrews & Ingersoll, of Philadelphia, Pennsylvania, as to matters of Pennsylvania law. Brown & Wood LLP, of New York, New York, will pass on the legality of the New Bonds for the Underwriters and may rely on the opinion of Counsel of the Company as to matters of New Jersey law and on the opinion of Ballard Spahr Andrews & Ingersoll as to matters of Pennsylvania law.
                                    EXPERTS
     Mr. Foran has reviewed the statements in this Prospectus as to the lien of the Mortgage securing the New Bonds under Description of the New Bonds -- Lien and Security (except insofar as they relate to the lien of the Mortgage on property of the Company located in Pennsylvania). Such statements insofar as they relate to the lien of the Mortgage on property of the Company located in Pennsylvania have been reviewed by Ballard Spahr Andrews & Ingersoll of Philadelphia, Pennsylvania. The statements as to liens and encumbrances on the property of the Company are based in part on title insurance policies and reports and searches obtained from companies engaged in the business of insuring title to real estate in New Jersey and from a company engaged in the business of insuring title to real estate in Pennsylvania, and on certificates or opinions of local counsel in Pennsylvania deemed by Ballard Spahr Andrews & Ingersoll to be reliable and competent. All the statements made or referred to in this paragraph, as to matters of law and legal conclusions, are made in reliance on the authority of Mr. Foran and of Ballard Spahr Andrews & Ingersoll, respectively, as experts.
     The consolidated financial statements and the related consolidated financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance on the report of such firm, given upon their authority as experts in accounting and auditing.
                                       7

==============================================================
NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                               ------------------
                               TABLE OF CONTENTS

                                                        PAGE
                                                        ----
                PROSPECTUS SUPPLEMENT
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......    S-2
USE OF PROCEEDS......................................    S-2
COVERAGE RATIOS......................................    S-2
DESCRIPTION OF THE NEW BONDS.........................    S-3
CERTAIN UNITED STATES FEDERAL INCOME TAX
  CONSIDERATIONS.....................................   S-10
ERISA CONSIDERATIONS.................................   S-13
UNDERWRITING.........................................   S-14
                     PROSPECTUS
AVAILABLE INFORMATION................................      2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......      2
THE COMPANY..........................................      3
USE OF PROCEEDS......................................      3
COVERAGE RATIOS......................................      3
DESCRIPTION OF THE NEW BONDS.........................      3
PLAN OF DISTRIBUTION.................................      6
LEGAL OPINIONS.......................................      7
EXPERTS..............................................      7

==============================================================

==============================================================

                            PUBLIC SERVICE ELECTRIC
                                AND GAS COMPANY

                                  (icon PSE&G)

                                  $250,000,000
                              FIRST AND REFUNDING
                                 MORTGAGE BONDS
                        REMARKETABLE SERIES YY DUE 2023
                           MANDATORILY TENDERED 2008
                       ----------------------------------
                             PROSPECTUS SUPPLEMENT
                       ----------------------------------
                           CITICORP SECURITIES, INC.
                                LEHMAN BROTHERS
                                  MAY 7, 1998
==============================================================